Exhibit 99.1

LAZYDAYS REPORTS FOURTH QUARTER AND FISCAL YEAR 2023 FINANCIAL RESULTS, PROVIDES UPDATE ON 2024 PERFORMANCE
Tampa, FL (March 8, 2024) – Lazydays (NasdaqCM: GORV) today reported financial results for the fourth quarter ended December 31, 2023.

John North, Chief Executive Officer, commented, "The fourth quarter of 2023 proved to be a challenging operating environment, in particular due to industry wide economic pressures. However, after increasing our marketing budget and aggressively discounting 2022 and 2023 inventory our unit volumes increased meaningfully both sequentially and year-over-year in December, January and February. More importantly, we have seen gross profit on vehicle sales improve from December to February and an increasing percentage mix of current model year units sold relative to the total, generating more gross profit dollars. As of today, our new inventory is comprised of more than 80% current model year units, and we believe is among the healthiest in the industry. Additionally, our adjusted cash flow from operations is positive this quarter to date.”

Commenting on 2024, John stated, “We anticipate a pre-tax loss in the first quarter and a return to profitability thereafter. Given the significant corporate development actions taken in 2023, the first six months of this year will be focused on improving volume and store performance. For the full year 2024, we anticipate both positive net income and operational cash flow. The quality of our locations, the partnerships we have with our OEMs and the operational improvements we have made to our leadership team give me confidence in our future results and we look forward to demonstrating the earnings power of the company in the future.”

Fourth quarter 2023 revenue decreased to $198.0 million from $243.5 million in the fourth quarter of 2022. As a result of the decline in the price of our common equity in the fourth quarter of 2023, we determined a triggering event had occurred relative to the carrying value of goodwill, and, as a result, we recorded a non-cash goodwill impairment charge of $118.0 million in the quarter.

Fourth quarter 2023 net loss was $108.0 million compared to net loss of $1.4 million for the same period in 2022. Fourth quarter 2023 adjusted net loss, a non-GAAP measure, was $13.8 million compared to net income of $0.9 million for the same period in 2022. Fourth quarter 2023 net loss per diluted share was $7.59 compared to net loss per diluted share of $0.24 for the same period in 2022. Adjusted fourth quarter 2023 net loss per diluted share was $1.09 compared to net loss per diluted share of $0.02 for the same period in 2022.

The fourth quarter 2023 adjusted results exclude a net non-core charge of $6.50 per diluted share related to our non-cash goodwill impairment charge, LIFO adjustment, and acquisition expenses. The fourth quarter of 2022 adjusted results exclude a net non-core charge of $0.22 per diluted share related to the effects of changes in fair value of warrant liabilities, our LIFO adjustment, acquisition expenses and severance and transition costs.

Net loss for 2023 was $110.3 million compared to net income of $66.4 million for the same period in 2022. Adjusted net loss for 2023 was $11.5 million compared to net income of $64.1 million for the same period in 2022. Net loss per diluted share for 2023 was $8.45 compared to net income per diluted share of $2.42 for the same period in 2022, and adjusted net loss per diluted share was $1.24 compared to adjusted net income per diluted share of $3.05 for the same period in 2022.

The adjusted results for full year 2023 exclude a net non-core charge of $7.21 per diluted share related to the effects of a non-cash goodwill impairment charge, changes in the fair value of warrant liabilities, our LIFO adjustment, acquisition expenses, severance and transition costs and a storm reserve. The adjusted results for the same period in 2022 exclude a net non-core charge of $0.63 per diluted share related to the effects of changes in the fair value of warrant liabilities, our LIFO adjustment, acquisition expenses and severance and transition costs.

Corporate Developments
As previously announced, during the fourth quarter we acquired Orangewood RV in Surprise, Arizona and RVzz in St. George, Utah. We also opened our Ft. Pierce, Florida greenfield location. We estimate these stores will add $110.0 million in annual revenues at steady state.

Earlier this week we announced the opening of our Surprise, Arizona dealership, the fourth and final greenfield location we began development on in 2021. This marks our third location in the Phoenix metropolitan area is expected to generate estimated annual revenues of $50.0 million at steady state. As of today, we operate 25 locations nationwide.

In January 2024, we launched a comprehensive rebranding effort, including an all-new website, new logos, fonts and colors, and changed our stock symbol to "GORV." These actions are designed to enhance our digital retailing efforts as well as improve our customer experience on mobile devices, which account for over 80% of our website traffic today.
Balance Sheet Update
In the fourth quarter, we cancelled our planned rights offering to stockholders. We subsequently secured a $35.0 million mortgage facility collateralized by seven of our owned locations with a cost basis of approximately $109.9 million. The facility closed on December 29, 2023 and has a three-year term. It is structured to allow us to obtain alternative financing on a location-by-location basis at an increased loan-to-value advance rate with other lending partners including regional and national banks.

We ended the fourth quarter 2023 with cash of $58.1 million. We estimate we can generate an additional $47.5 million in mortgage loan proceeds as we refinance locations at a 75% loan-to-value, in line with advance rates obtained on other mortgage financing secured earlier in 2023. We also have other unencumbered real estate that we estimate can generate additional liquidity of approximately $18 million through financing transactions.

As a result of our financial performance in the fourth quarter of 2023 and overall market conditions, we received a waiver of our financial covenants associated with our syndicated credit facility for the fourth quarter of 2023 and the first two quarters of 2024, with relaxed covenants in the third quarter and a return to our standard covenant package as of the end of 2024.

As of March 7, 2024, we had cash and cash equivalents of approximately $45 million. The reduction in our cash balance from year end is primarily a function of capital expenditures associated with corporate development efforts that are substantially complete as of today.

Kelly Porter, Chief Financial Officer, stated, “With cash on hand of $45 million as of today, we believe we have a strong foundation on which to build. We have generated positive operational cash flow for the first 70 days of 2024 while continuing to make significant operational improvements and we expect to be operationally cash flow positive for the remainder of the year. I’d like to thank our syndicated lenders, lead by M&T Bank, for facilitating the modification to our credit facility to relax our financial covenants and provide room to navigate the current macroeconomic environment and prepare us for a strong 2024.”

Conference Call Information
We have scheduled a conference call at 8:30 AM Eastern Time on Friday, March 8, 2024 that will also be broadcast live over the internet.
The conference call may be accessed by telephone at (877) 407-8029 / +1 (201) 689-8029. To listen live on our website or for replay, visit https://www.lazydays.com/investor-relations.
About Lazydays
Lazydays has been a prominent player in the RV industry since our inception in 1976, earning a stellar reputation for delivering exceptional RV sales, service, and ownership experiences. Our commitment to excellence has led to enduring relationships with RVers and their families who rely on us for all of their RV needs.

With a strategic approach to rapid expansion, we are growing our network through both acquisitions and new builds. Our wide selection of RV brands from top manufacturers, state-of-the-art service facilities, and an extensive range of accessories and parts ensure that Lazydays is the go-to destination for RV enthusiasts seeking everything they need for their journeys on the road. Whether you're a seasoned RVer or just starting your adventure, our dedicated team is here to provide outstanding support and guidance, making your RV lifestyle truly extraordinary.

Lazydays is a publicly listed company on the Nasdaq stock exchange under the ticker "GORV."
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “project,” “outlook,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “may,” “seek,” “would,” “should,” “likely,” “goal,” “strategy,” “future,” “maintain,” “continue,” “remain,” “target” or “will” and similar references to future periods. Examples of forward-looking statements in this press release include, among others, statements regarding:
•Our anticipated financial condition and liquidity
•Sufficient working capital
•Full year 2024 results
•Anticipated revenues from acquired and open point stores; and
•Anticipated availability of liquidity from our credit facility and unfinanced operating real estate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events that depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements in this press release. The risks and uncertainties that could cause actual results to differ materially from estimated or projected results include, without limitation, future economic and financial conditions (both nationally and locally), changes in customer demand, our relationship with, and the financial and operational stability of, vehicle manufacturers and other suppliers, risks associated with our indebtedness (including available borrowing capacity, compliance with financial covenants and ability to refinance or repay indebtedness on favorable terms), acts of God or other incidents which may adversely impact our operations and financial performance, government regulations, legislation and others set forth throughout “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in “Part I, Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K, and from time to time in our other filings with the SEC. We urge you to carefully consider this information and not place undue reliance on forward-looking statements. We undertake no duty to update our forward-looking statements, including our earnings outlook, which are made as of the date of this release.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures such as adjusted cash flow from operations, adjsuetd net loss, adjusted net income, adjusted diluted earnings per share, adjusted cost applicable to revenues, adjusted income before income taxes, adjusted income tax benefit, adjusted SG&A, adjusted SG&A as a percentage of revenue, adjusted SG&A as a percentage of gross profit, adjusted income from operations as a percentage of revenue, adjusted income from operations as a percentage of gross profit, adjusted income before income taxes as a percentage of revenue and adjusted net income as a percentage of revenue. Non-GAAP measures do not have definitions under GAAP and may be defined differently by and not comparable to similarly titled measures used by other companies. As a result, we review any non-GAAP financial measures in connection with a review of the most directly comparable measures calculated in accordance with GAAP. We caution you not to place undue reliance on such non-GAAP measures, and also to consider them with the most directly comparable GAAP measures. We present cash flows from operations in the following tables, adjusted to include the change in non-trade floor plan debt to improve the visibility of cash flows related to vehicle financing. As required by SEC rules, we have reconciled these measures to the most directly comparable GAAP measures in the attachments to this release. We believe the non-GAAP financial measures we present improve the transparency of our disclosures; provide a meaningful presentation of our results from core business operations, because they exclude items not related to core business operations and other non-cash items; and improve the period-to-period comparability of our results from core business operations. These presentations should not be considered an alternative to GAAP measures.
Contact:
investors@lazydays.com

Results of Operations

	Three Months Ended December 31,			Year Ended December 31,
(In thousands except share and per share amounts)	2023	2022	Change	2023	2022	% Change
Revenues
New vehicle retail	$99,351	$137,729	(27.9)%	$631,748	$777,807	(18.8)%
Pre-owned vehicle retail	72,433	74,927	(3.3)%	323,258	394,582	(18.1)%
Vehicle wholesale	2,526	2,416	4.5%	8,006	21,266	(62.4)%
Finance and insurance	11,054	13,891	(20.4)%	62,139	75,482	(17.7)%
Service, body and parts and other	12,665	14,527	(12.8)%	57,596	57,824	(0.4)%
Total revenue	198,029	243,490	(18.7)%	1,082,747	1,326,961	(18.4)%

Cost applicable to revenue
New vehicle retail	86,655	115,155	(24.7)%	552,311	632,316	(12.7)%
Pre-owned vehicle retail	59,848	59,186	1.1%	259,494	301,565	(14.0)%
Vehicle wholesale	2,746	2,395	14.7%	8,178	21,620	(62.2)%
Finance and insurance	475	513	(7.5)%	2,547	2,729	(6.7)%
Service, body and parts, other	5,916	7,714	(23.3)%	27,723	27,657	0.2%
LIFO	(297)	4,153	NM	3,752	12,383	(69.7)%
Total cost applicable to revenue	155,343	189,116	(17.9)%	854,005	998,270	(14.5)%
Gross profit	42,686	54,374	(21.5)%	228,742	328,691	(30.4)%

Depreciation and amortization	5,048	4,420	14.2%	18,512	16,758	10.5%
Selling, general, and administrative expenses	46,679	47,649	(2.0)%	198,962	222,218	(10.5)%
Goodwill impairment	117,970	—	NM	117,970	—	NM
(Loss) income from operations	(127,011)	2,305	NM	(106,702)	89,715	NM
Other income (expense)
Floor plan interest expense	(7,196)	(3,534)	103.6%	(24,820)	(8,596)	188.7%
Other interest expense	(3,578)	(2,158)	65.8%	(10,062)	(7,996)	25.8%
Change in fair value of warrant liabilities	—	1,782	(100.0)%	856	12,453	(93.1)%
Total other expense, net	(10,774)	(3,910)	175.5%	(34,026)	(4,139)	NM
(Loss) income before income tax expense	(137,785)	(1,605)	NM	(140,728)	85,576	NM
Income tax benefit (expense)	29,820	205	NM	30,462	(19,183)	NM
Net (loss) income	(107,965)	(1,400)	NM	(110,266)	66,393	NM
Dividends on Series A convertible preferred stock	(1,210)	(1,210)	—%	(4,800)	(4,801)	—%
Net (loss) income and comprehensive (loss) income attributable to common stock and participating securities	$(109,175)	$(2,610)	NM	$(115,066)	$61,592	NM

EPS:
Basic	$(7.59)	$(0.24)	NM	$(8.41)	$3.47	NM
Diluted	$(7.59)	$(0.24)	NM	$(8.45)	$2.42	NM
Weighted average shares outstanding:
Basic	14,384,961	10,928,362	31.6%	13,689,001	11,701,302	17.0%
Diluted	14,384,961	10,928,362	31.6%	13,689,001	12,797,796	7.0%
NM - not Meaningful

Total Results Summary

	Three Months Ended December 31,				Year Ended December 31,
	2023	2022	Change		2023	2022	Change
Gross profit margins
New vehicle retail	12.8%	16.4%	(360)	bps	12.6%	18.7%	(610)	bps
Pre-owned vehicle retail	17.4%	21.0%	(360)	bps	19.7%	23.6%	(390)	bps
Vehicle wholesale	(8.7)%	0.9%	(960)	bps	(2.2)%	(1.7)%	(50)	bps
Finance and insurance	95.7%	96.3%	(60)	bps	95.9%	96.4%	(50)	bps
Service, body and parts and other	53.3%	46.9%	640	bps	51.9%	52.2%	(30)	bps
Total gross profit margin	21.6%	22.3%	(70)	bps	21.1%	24.8%	(370)	bps
Total gross profit margin (excluding LIFO)	21.4%	24.0%	(260)	bps	21.5%	25.7%	(420)	bps

Retail units sold
New vehicle retail	1,264	1,501	(15.8)%		7,269	8,603	(15.5)%
Pre-owned vehicle retail	1,164	999	16.5%		5,018	5,409	(7.2)%
Total retail units sold	2,428	2,500	(2.9)%		12,287	14,012	(12.3)%

Average selling price per retail unit
New vehicle retail	$78,600	$91,758	(14.3)%		$86,910	$90,411	(3.9)%
Pre-owned vehicle retail	62,228	75,001	(17.0)%		64,420	72,949	(11.7)%

Average gross profit per retail unit (excluding LIFO)
New vehicle retail	$10,044	$15,040	(33.2)%		$10,928	$16,912	(35.4)%
Pre-owned vehicle retail	10,812	15,756	(31.4)%		12,707	17,197	(26.1)%
Finance and insurance	4,357	5,351	(18.6)%		4,850	5,192	(6.6)%

Revenue mix
New vehicle retail	50.2%	56.6%			58.3%	58.6%
Pre-owned vehicle retail	36.6%	30.8%			29.9%	29.7%
Vehicle wholesale	1.3%	1.0%			0.7%	1.6%
Finance and insurance	5.6%	5.7%			5.7%	5.7%
Service, body and parts and other	6.3%	5.9%			5.4%	4.4%
	100.0%	100.0%			100.0%	100.0%

Gross profit mix
New vehicle retail	29.7%	41.5%			34.7%	44.3%
Pre-owned vehicle retail	29.5%	28.9%			27.9%	28.3%
Vehicle wholesale	(0.5)%	—%			(0.1)%	(0.1)%
Finance and insurance	24.8%	24.6%			26.1%	22.1%
Service, body and parts and other	15.8%	12.5%			13.1%	9.2%
LIFO	0.7%	(7.6)%			(1.6)%	(3.8)%
	100.0%	100.0%			100.0%	100.0%

Other Metrics

	Adjusted		As Reported		Adjusted		As Reported
	Three Months Ended December 31,		Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022	2023	2022	2023	2022
SG&A as a % of revenue	23.0%	19.4%	23.6%	19.6%	18.0%	16.7%	18.4%	16.7%
SG&A as % of gross profit, excluding LIFO	107.4%	80.6%	110.1%	81.4%	83.6%	64.8%	85.6%	65.2%
Income from operations as a % of revenue	NM	2.9%	NM	0.9%	1.8%	7.8%	NM	6.8%
Income from operations as a % of gross profit, excluding LIFO	NM	11.9%	NM	3.9%	8.4%	30.3%	NM	26.3%
Income (loss) before income taxes as % of revenue	NM	0.5%	NM	NM	NM	6.5%	NM	6.4%
Net income (loss) as a % of revenue	NM	0.4%	NM	NM	NM	4.8%	NM	5.0%
NM - not meaningful

Other Highlights

	As of December 31,
	2023	2022
Store Count
Dealerships	24	18

Days Supply*
New vehicle inventory	380	250
Pre-owned vehicle inventory	132	78
*Days supply calculated based on current inventory levels and a 90 day historical average cost of sales level.
Financial Covenants

As of
	Requirement	December 31, 2023
Fixed charge coverage ratio	Not less than 1.25 to 1	1.27
Leverage ratio	Waived	NM
Current ratio	Waived	NM
NM - not meaningful

Same-Store Results Summary

	Three Months Ended December 31,				Year Ended December 31,
(In thousands except share and per share amounts)	2023	2022	Change		2023	2022	Change
Revenues
New vehicle retail	$84,837	$129,866	(34.7)%		$557,176	$731,572	(23.8)%
Pre-owned vehicle retail	62,307	72,739	(14.3)%		290,242	378,117	(23.2)%
Vehicle wholesale	2,334	2,377	(1.8)%		7,567	21,167	(64.2)%
Finance and insurance	9,138	13,310	(31.3)%		54,395	71,899	(24.3)%
Service, body and parts and other	11,108	13,901	(20.1)%		51,392	55,603	(7.6)%
Total revenue	169,724	232,193	(26.9)%		960,772	1,258,358	(23.6)%

Gross profit
New vehicle retail	10,811	21,355	(49.4)%		69,710	137,015	(49.1)%
Pre-owned vehicle retail	10,664	15,170	(29.7)%		56,773	88,854	(36.1)%
Vehicle wholesale	(223)	19	NM		(171)	(354)	NM
Finance and insurance	8,733	12,823	(31.9)%		52,132	69,285	(24.8)%
Service, body and parts and other	5,941	8,059	(26.3)%		26,593	29,109	(8.6)%
LIFO	298	(4,153)	NM		(3,752)	(12,383)	NM
Total gross profit	36,224	53,273	(32.0)%		201,285	311,526	(35.4)%

Gross profit margins
New vehicle retail	12.7%	16.4%	(370)	bps	12.5%	18.7%	(460)	bps
Pre-owned vehicle retail	17.1%	20.9%	(380)	bps	19.6%	23.5%	(390)	bps
Vehicle wholesale	(9.5)%	0.8%	NM	bps	(2.3)%	(1.7)%	(60)	bps
Finance and insurance	95.6%	96.3%	(70)	bps	95.8%	96.4%	(60)	bps
Service, body and parts and other	53.5%	58.0%	(450)	bps	51.7%	52.4%	(70)	bps
Total gross profit margin	21.3%	22.9%	(170)	bps	21.0%	24.8%	(190)	bps
Total gross profit margin (excluding LIFO)	21.2%	24.7%	(350)	bps	21.3%	25.7%	(440)	bps

Retail units sold
New vehicle retail	1,033	1,396	(26.0)%		6,142	7,867	(21.9)%
Pre-owned vehicle retail	958	951	0.7%		4,362	5,049	(13.6)%
Total retail units sold	1,991	2,347	(15.2)%		10,504	12,916	(18.7)%

Average selling price per retail unit
New vehicle retail	$82,127	$93,027	(11.7)%		$90,716	$92,993	(2.4)%
Pre-owned vehicle retail	65,039	76,487	(15.0)%		66,539	74,889	(11.2)%

Average gross profit per retail unit (excluding LIFO)
New vehicle retail	$10,465	$15,297	(31.6)%		$11,350	$17,417	(34.8)%
Pre-owned vehicle retail	11,132	15,951	(30.2)%		13,015	17,598	(26.0)%
Finance and insurance	4,386	5,464	(19.7)%		4,963	5,364	(7.5)%
Total vehicle retail	15,172	21,026	(28)%		17,004	22,852	(25.6)%
NM - not meaningful

Condensed Consolidated Balance Sheets

	As of December 31,
(In thousands)	2023	2022
Current assets
Cash	$58,085	$61,687
Receivables, net of allowance for doubtful accounts	22,694	25,053
Inventories	456,087	378,881
Income tax receivable	7,419	7,912
Prepaid expenses and other	2,614	3,316
Total current assets	546,899	476,849

Long-term assets
Property and equipment, net	265,726	158,991
Operating lease assets	26,377	26,984
Goodwill	—	83,460
Intangible assets, net	80,546	81,665
Other assets	2,750	2,769
Deferred income tax asset	15,444	—
Total assets	$937,742	$830,718

Current liabilities
Floor plan notes payable	446,783	348,735
Other current liabilities	53,197	50,890
Total current liabilities	499,980	399,625

Long-term liabilities
Financing liability, non-current portion, net	91,401	89,770
Revolving line of credit	49,500	—
Long-term debt, non-current portion, net	61,429	10,131
Other long-term liabilities	22,242	39,197
Total liabilities	724,552	538,723

Series A Convertible Preferred Stock	56,193	54,983
Stockholders' Equity	156,997	237,012
Total liabilities and stockholders' equity	$937,742	$830,718

Condensed Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2023	2022
Cash Flows From Operating Activities
Net (loss) income	$(110,266)	$66,393
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Stock-based compensation	2,249	2,813
Bad debt expense	12	(526)
Depreciation and amortization of property and equipment	10,954	9,480
Amortization of intangible assets	7,558	7,278
Amortization of debt discount	312	431
Non-cash lease expense	296	173
Loss (gain) on sale of property and equipment	28	(20)
Goodwill Impairment	117,970	—
Deferred income taxes	(30,980)	1,872
Change in fair value of warrant liabilities	(856)	(12,453)
Impairment charges	629	—
Changes in operating assets and liabilities:		—
Receivables	2,347	6,512
Inventories	(42,901)	(127,594)
Prepaid expenses and other	450	(613)
Income tax receivable/payable	492	(6,725)
Other assets	(199)	(1,146)
Accounts payable and Accrued expenses and other current liabilities	5,425	(17,835)
Total Adjustments	73,786	(138,353)
Net Cash Used In Operating Activities	$(36,480)	$(71,960)

	Year Ended December 31,
(In thousands)	2023	2022
Net cash provided by operating activities, as reported	$(36,480)	$(71,960)
Net borrowings on floor plan notes payable	98,530	148,180
Minus borrowings on floor plan notes payable associated with acquired new inventory	(28,751)	—
Net cash provided by operating activities, as adjusted	$33,299	$76,220

Reconciliation of Non-GAAP Measures

	Three Months Ended December 31, 2023
($ in thousands, except per share amounts)	As reported	LIFO	Acquisition expense	Impairment charge	Adjusted
Costs applicable to revenues	$155,343	$298	$—	$—	$155,642
Selling, general and administrative expenses	46,679		(1,142)	—	45,537
Goodwill impairment	117,970	—	—	(117,970)	—
(Loss) income from operations	(127,011)	(298)	1,142	117,970	(8,197)
(Loss) income before income tax expense	$(137,785)	$(298)	$1,142	$117,970	$(18,971)
Income tax benefit (expense)	29,820	62	(236)	(24,427)	5,219
Net (loss) income	$(107,965)	$(236)	$906	$93,543	$(13,752)

Diluted net loss per share	$(7.59)				$(1.09)
Shares used for diluted calculation	14,384,961

	Three Months Ended December 31, 2022
($ in thousands, except per share amounts)	As reported	Gain on change in fair value of warrant liabilities	LIFO	Acquisition expense	Severance and transition costs	Adjusted
Costs applicable to revenues	$189,116	$—	$(4,153)	$—	$—	$184,963
Selling, general and administrative expenses	47,649	—	—	(203)	(299)	47,147
Income from operations	2,305	—	4,153	203	299	6,960
Gain on change in fair value of warrant liabilities	1,782	(1,782)	—	—	—	—
(Loss) income before income taxes	$(1,605)	$(1,782)	$4,153	$203	$299	1,268
Income tax benefit (expense)	205	—	(458)	(46)	(33)	(332)
Net (loss) income	$(1,400)	$(1,782)	$3,695	$157	$266	$936

Diluted net loss per share	$(0.24)					$(0.02)
Shares used for diluted calculation	10,928,362

	Twelve Months Ended December 31, 2023
($ in thousands, except per share amounts)	As reported	Gain on change in fair value of warrant liabilities	LIFO	Acquisition expense	Severance and transition costs	Impairment charge	Storm Reserve	Adjusted
Costs applicable to revenues	$854,005	$—	$(3,752)	$—	$—	$—	$—	$850,253
Selling, general and administrative expenses	198,962	—	—	(2,340)	(1,278)	(629)	(300)	194,415
Goodwill impairment	117,970					(117,970)		—
(Loss) income from operations	(106,702)	—	3,752	2,340	1,278	118,599	300	19,567
Gain on change in fair value of warrant liabilities	856	(856)	—	—	—	—	—	—
(Loss) income before income taxes	$(140,728)	$(856)	$3,752	$2,340	$1,278	$118,599	$300	$(15,315)
Income tax benefit (expense)	30,462	—	(788)	(492)	(360)	(24,920)	(106)	3,796
Net (loss) income	$(110,266)	$(856)	$2,964	$1,848	$918	$93,679	$194	$(11,519)

Diluted net loss per share	$(8.45)							$(1.24)
Shares used for diluted calculation	13,689,001

	Twelve Months Ended December 31, 2022
($ in thousands, except per share amounts)	As reported	Gain on change in fair value of warrant liabilities	LIFO	Acquisition expense	Severance and transition costs	Adjusted
Costs applicable to revenues	$998,270	$—	(12,383)	$—	$—	$985,887
Selling, general and administrative expenses	222,218	—	—	(286)	(900)	221,032
Income from operations	89,715	—	12,383	286	900	103,284
Gain on change in fair value of warrant liabilities	12,453	(12,453)	—	—	—	—
Income (loss) before income taxes	$85,576	$(12,453)	$12,383	$286	$900	$86,692
Income tax expense	(19,183)	—	(3,143)	(73)	(228)	(22,627)
Net income (loss)	$66,393	$(12,453)	$9,240	$213	$672	$64,065

Diluted earnings per share	$2.42					$3.05
Shares used for diluted calculation	12,797,796
* In periods where the change in fair value of warrants is a gain, the diluted EPS calculation is not affected by this line item.
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